EXHIBIT 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

Company	State of Incorporation or Registration
Walker & Dunlop Multifamily, Inc.	Delaware
Walker & Dunlop, LLC	Delaware
W&D Interim Lender II LLC	Delaware
Walker & Dunlop Capital, LLC	Massachusetts
W&D Interim Lender III, Inc.	Delaware
W&D Balanced Real Estate Fund I GP, LLC	Delaware
W&D Multifamily Mortgage REIT Manager, LLC	Delaware
Walker & Dunlop Multifamily Bridge LP, LLC	Delaware
Walker & Dunlop Multifamily Bridge GP, LLC	Delaware
Walker & Dunlop Commercial Mortgage Manager, LLC	Delaware
Walker & Dunlop Investment Advisory Services, LLC	Delaware
W&D Real Estate Opportunity Fund I Manager, LLC	Delaware